Exhibit 10.1

September 22, 2004

Ms. Sandra Ferro
2966 Ballesteros Lane
Tustin, CA 92782

Dear Sandra:

On behalf of Aura Systems, Inc., I would like to offer you the regular, full-time, salaried position of Vice President of Finance. Additionally, you will be appointed Chief Financial Officer upon Board of Directors approval. Your starting salary will be $120,000 annually. You will be reporting to Raymond Yu, the President & CEO. You will also receive, upon approval of the Board of Directors and approval by the Shareholders of a new stock option plan, a grant of stock options totaling one million (1,000,000) shares exercisable 50% upon the first anniversary of your employment and 50% upon the second anniversary of your employement. The exercise price shall be $0.04 per share. The options will be subject to the terms of the new stock option plan. Should you be terminated by the company without cause during the first 2 years of employment, you will receive a severance payment of 30 days salary.

As described in our Benefits Handbook, Aura provides its employees (on the first of the month after 30 days of continuous employment, in your case December 1, 2004) with the following benefits:

•	Vacation, Holidays and Personal leave
•	Medical: PPO 80/60% coverage or HMO - $240 hospitalization (California only)
•	Prescription card
•	Dental: Traditional Coverage
•	Flexible Spending Accounts for Healthcare and Dependent care cost
•	Group Term Life insurance: $100,000 plus $100,000 extra coverage in case of accidental death.
•	Group Long Term Disability: 50% of covered monthly earnings to a maximum benefit of $6,000 per month.

Another benefit available on the first quarterly sign-up date following 90 days of continuous employment is:

•	401(k) Plan: employee tax deferred contributions partially matched by the company.

This offer is contingent upon the following:

•	Providing proof for eligibility to work in the United States
•	Acceptance of the offer by October 1, 2004
•	Report to work at Aura no later than: October 11, 2004

Please be advised, that you will be subject to all policies and procedures contained in the Aura Systems, Inc. Company Policies and Employee Benefits Handbook. Should disagreements arise between you and the Company regarding your employment, such disagreements will be resolved by final and binding arbitration as provided in your Handbook and the Mutual Agreement to Mediate and Arbitrate.

Sincerely,
Melinda Mason

Melinda Mason
Human Resources Director

2335 Alaska Avenue • El Segundo, CA 90245 • Telephone: 310-643-5300 • Fax: 310-643-8719